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EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-124431 on Form S-4 of our report dated April 15, 2005, relating to the consolidated financial statements of Alliance-HNI, L.L.C., included in the Annual Report on Form 10K/A of Alliance Imaging, Inc for the year ended December 31, 2004, and to the use of our report dated April 15, 2005 relating to the consolidated financial statements of Alliance-HNI, L.L.C., appearing in this Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
May 24, 2005

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  EXHIBIT 23.3